Prospectus Supplement                          Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated July 2, 1998)                  Registration No. 333-53157





                                Centocor, Inc.

                                 $460,000,000
              4 3/4% Convertible Subordinated Debentures due 2005
                 (Interest Payable August 15 and February 15)



     This prospectus supplement contains information about the persons who can use this prospectus supplement to offer and sell Centocor debentures those persons own.

                            SELLING SECURITYHOLDERS

     The information set forth in the table under the caption "Selling Securityholders" in the Centocor prospectus dated July 2, 1998, relating to Centocor's 4 3/4% Convertible Subordinated Debentures due 2005, as supplemented on July 9, 16 and 29, 1998, August 4, 11, 18 and 24, 1998, September 1, 3, 15, 21 and 24, 1998, October 1, 13, 14 and 20, 1998, November
9, 12, 16, 20 and 30, 1998, December 3, 17, and 29, 1998, January 4 and 6,
1999, February 17, 1999, March 3, 11, 16, 22 and 25, 1999, April 26 and 30,
1999, May 17 and 26, 1999, June 15, 1999, July 28 and 30, 1999, August 17 and
20, 1999, September 9 and 29, 1999 and December 29, 1999, is amended and restated in its entirety as follows:


                                                 Principal                                       Principal
                                                  Amount                Percentage of             Amount
     Name of Selling                           Beneficially              Outstanding          Registered for
   Securityholder (1)                             Owned($)           Centocor Debentures      Sale Hereby($)

Alexandra Global Investment Fund I Ltd.          2,000,000                   *                 2,000,000
American Investors Life                            150,000                   *                   150,000
Arkansas PERS                                    1,255,000                   *                 1,255,000
Atlantic Trust Company                             150,000                   *                   150,000
BNP Arbitrage SNC                                1,000,000                   *                   500,000
The Class IC Company, Ltd.                       2,000,000                   *                 1,000,000
Credit Suisse First Boston                          25,000                   *                    25,000
Delaware PERS                                    1,020,000                   *                 1,020,000
Deutsche Bank Securities Inc.                    2,046,000                   *                 2,046,000
General Motors Corp.                             3,600,000                   *                 3,600,000
Goldman Sachs and Company                        4,925,000                   1.1%              4,925,000
Hull Overseas, Ltd.                                500,000                   *                   500,000
ICI American Holdings                              425,000                   *                   425,000
McMahan Securities Company, L.P.                    25,000                   *                    25,000
Merrill Lynch Pierce, Fenner, Smith Inc.         2,485,000                   *                 2,485,000
Morgan Stanley Dean Witter                          50,000                   *                    50,000
Motors Insurance                                   250,000                   *                   250,000
Nalco Chemical Company                             235,000                   *                   235,000
PRIM Board                                       1,975,000                   *                 1,975,000
Regence Oregon                                      28,000                   *                    28,000
Regence Utah                                         7,000                   *                     7,000
Regence Washington                                  46,000                   *                    46,000



                                                    Principal                                       Principal
                                                     Amount                Percentage of             Amount
     Name of Selling                              Beneficially              Outstanding          Registered for
   Securityholder (1)                                Owned($)           Centocor Debentures      Sale Hereby($)

SB Balanced                                         250,000                    *                     250,000
Starvest Combined Portfolio                         300,000                    *                     300,000
State of Oregon Equity                            5,290,000                    1.2%                5,290,000
State of Oregon/SAIF Corporation                  4,000,000                    *                   4,000,000
The TCW Group, Inc.                               2,035,000                    *                   2,035,000
TransAmerica Life Insurance & Annuity Company    19,500,000                    4.2%               12,000,000
Zeneca Holdings                                     425,000                    *                     425,000

---------------
(1)    The information set forth herein is as of March 31, 2000.

   * Represents beneficial ownership of less than 1% of the aggregate principal amount of Centocor debentures outstanding as of March 31, 2000.




     The date of this prospectus is March 31, 2000.